The Jensen Quality Growth Fund, Inc.

Form N-SAR Report for the Year Ended 5/31/18

Ex 99.77H Change in Control

As previously disclosed in the Fund's Annual Report dated May 31, 2018, Eric Schoenstein and Rob McIver, two of the current principal owners of Jensen Investment
Management, Inc., the Fund's investment adviser (the "Adviser"), acquired the majority ownership of the Adviser effective February 28, 2018. Each of
Mr. Schoenstein and Mr. McIver owns more than 25%, but less than 50%, of the
Adviser. Shareholders of the Fund approved the new investment advisory agreement between the Fund and the Adviser on November 15, 2017.